Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2021 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH Proceeding

•	Phase 1b Proof-of-Concept Trial Evaluating VK0214 in X-ALD Patients Underway

•	Data From New Program Evaluating Novel Dual Agonists for Metabolic Disorders Presented at ObesityWeek® 2021

•	Balance Sheet Remains Strong, Supporting Advancement of Clinical Programs into Late-Stage Development

SAN DIEGO, November 3, 2021 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter and nine months ended September 30, 2021, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended September 30, 2021 and Other Recent Events:

“The third quarter was a busy and productive time for Viking as we continued to make progress with our lead clinical programs targeting NASH and X-ALD, and expanded our pipeline with an additional program for metabolic disorders,” stated Brian Lian, Ph.D., chief executive officer of Viking. “Enrollment continues in our Phase 2b VOYAGE trial evaluating VK2809, our novel thyroid hormone beta receptor agonist, in patients with NASH and fibrosis. During the quarter, we also continued enrollment in our Phase 1b clinical trial evaluating VK0214, our second thyroid hormone beta receptor agonist, in patients with X-ALD. VK0214 has demonstrated a promising therapeutic profile in preclinical and clinical studies to date. In addition to our clinical activities, earlier this week we presented two posters at ObesityWeek®, the annual meeting of The Obesity Society, highlighting promising initial data from a series of novel, internally developed dual agonists of the GLP-1 and GIP receptors. These compounds produced significant improvements in metabolic profile in an in vivo model of NASH and obesity, and we expect to begin clinical development with this program in the coming months. Finally, supporting our development activities is a strong balance sheet that has positioned the company well to advance our clinical programs into late-stage development.”

Pipeline and Corporate Highlights

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Phase 2b VOYAGE study evaluating VK2809 for the treatment of NASH ongoing. VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype. The compound has demonstrated promising therapeutic potential in a range of lipid disorders, including non-alcoholic steatohepatitis (NASH). A prior 12-week Phase 2a study evaluating VK2809 in patients with non-alcoholic fatty-liver disease and hypercholesterolemia, successfully achieved both its primary and secondary endpoints, with treated patients demonstrating highly statistically significant reductions in liver fat content as well as improvements in LDL-cholesterol (LDL-C). Patients receiving VK2809 in this study also demonstrated significant reductions in other plasma lipids, such as triglycerides, apolipoprotein b, and lipoprotein (a). These data suggest important cardiometabolic benefits for patients, a distinction that may represent an advantage compared with mechanisms that have been associated with elevations in lipids known to increase cardiovascular risk. No serious adverse events were reported in this trial among patients receiving VK2809 or placebo. Findings from follow-up evaluations of the Phase 2a data, most recently in an oral presentation during the 2020 EASL conference, where the compound’s durability and breadth of activity across various NASH risk factors were highlighted, continue to strengthen the promising therapeutic profile of VK2809.

VK2809 is currently being evaluated in a Phase 2b trial in patients with NASH. This trial, called VOYAGE, is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis. The study is targeting enrollment of patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo. The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo. Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

During the third quarter, screening and enrollment continued at both U.S. and ex-U.S. study sites, and the company expects to report the initial data from this trial in 2022.

•

Phase 1b proof-of-concept trial evaluating VK0214 in X-ALD patients underway. VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurodegenerative disease for which there are currently no pharmacologic treatment options. Earlier this year, the company completed the first clinical study of VK0214; a randomized, double-blind, placebo-controlled, single ascending dose and 14-day multiple ascending dose Phase 1 study evaluating the safety, tolerability, and pharmacokinetics of VK0214 in healthy volunteers. This study successfully achieved its primary objective, with VK0214 shown to be safe and well-tolerated at all doses evaluated.

Subjects receiving VK0214 in the 14 day multiple ascending dose study experienced reductions in LDL-C, triglycerides, and other plasma lipids, many of which reached statistical significance. No serious adverse events were reported in the Phase 1 study, and no treatment- or dose-related trends were observed for gastrointestinal side effects, vital signs, or cardiovascular measures. Treatment with VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with anticipated once-daily oral dosing.

In June 2021, the company initiated a four-week Phase 1b study of VK0214. This trial is a randomized, double-blind, placebo-controlled, multi-center study in adult male patients with the adrenomyeloneuropathy (AMN) form of X-ALD. AMN is the most common form of X-ALD, affecting approximately 50% of those with the disease. The study is initially targeting enrollment across three cohorts: placebo, VK0214 dosed at 20 mg daily, and VK0214 dosed at 40 mg daily. Pending a blinded review of preliminary safety, tolerability, and pharmacokinetic data, additional dosing cohorts may be pursued.

The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered once-daily over a 28-day dosing period, and to assess the efficacy of VK0214 at lowering plasma levels of very long chain fatty acids (VLCFAs) in patients with AMN. Secondary objectives include an evaluation of the pharmacokinetics of VK0214 in this population. The company currently expects top-line results from this study to be available in 2022.

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Data from new program focused on dual incretin receptor agonists presented at ObesityWeek® 2021. The company recently announced results from preclinical studies of a wholly-owned, internally developed series of dual-acting agonists of the glucagon-like peptide-1, or GLP-1, and the glucose-dependent insulinotropic polypeptide, or GIP, receptors. These compounds may provide therapeutic benefit in a range of metabolic disorders, such as NASH, obesity, and type 2 diabetes. Initial data from this program were presented this week in two posters at ObesityWeek 2021, the annual meeting of The Obesity Society.

Highlights from the posters include:

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Treatment with Viking dual agonists for 21 days resulted in mean reductions in body weight of up to 27% relative to vehicle (p<0.0001), compared with a mean reduction of 18% among semaglutide-treated animals (p<0.0001 vs. semaglutide)

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Treatment with Viking dual agonists resulted in mean reductions in blood glucose of up to 23% relative to vehicle (p<0.0001), compared with a mean reduction of 7% among semaglutide-treated animals (p<0.0001 vs. semaglutide)

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In the same study, treatment with Viking dual agonists resulted in mean reductions in plasma insulin of up to 57% relative to vehicle (p<0.0001), compared with a mean reduction of 35% among semaglutide-treated animals (p = non-significant vs. semaglutide)

o

In a separate 14-day study, treatment with Viking dual agonists resulted in mean reductions in body weight of up to 28% vs. vehicle (p<0.0001) and plasma glucose of up to 26% vs. vehicle (p<0.0001) that were comparable to mean reductions observed among tirzepatide-treated animals of 29% and 25%, respectively, vs. vehicle

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Treatment with Viking dual agonists resulted in mean reductions in plasma triglycerides of up to 37% relative to vehicle (p=0.004) compared with a 29% mean reduction among tirzepatide-treated animals (p = non-significant vs. tirzepatide)

o

Treatment with Viking dual agonists resulted in mean reductions in liver triglycerides of up to 49% relative to vehicle (p=0.01), compared with a 19% mean reduction among tirzepatide-treated animals (p<0.05 vs. tirzepatide)

Based on the results from these and other preclinical studies, the company plans to initiate clinical development of a lead candidate from this program in the coming months.

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Strong balance sheet continues to support advancement of clinical programs into late stage development. Viking ended the third quarter of 2021 with approximately $216 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate virtually in the following upcoming investor events:

Stifel 2021 Virtual Healthcare Conference
Dates: November 15 - 17, 2021

H.C. Wainwright BioConnect 2022 Conference

Dates: January 10 -13, 2022

BIO One-on-One Partnering at JPM

Dates: January 10 - 14, 2022

Third Quarter and Nine Month Financial Highlights

Third Quarter Ended September 30, 2021 and 2020

Research and development expenses for the three months ended September 30, 2021 were $10.8 million compared to $7.1 million for the same period in 2020. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, clinical and pre-clinical studies and services provided by third-party consultants, partially offset by decreased expenses related to salaries and benefits and stock-based compensation.

General and administrative expenses for the three months ended September 30, 2021 were $2.6 million compared to $2.7 million for the same period in 2020. The decrease was primarily due to decreased expenses related to salaries and benefits, partially offset by increased expenses related to stock-based compensation, insurance and legal services.

For the three months ended September 30, 2021, Viking reported a net loss of $13.2 million, or $0.17 per share, compared to a net loss of $9.3 million, or $0.13 per share, in the corresponding period in 2020. The increase in net loss and net loss per share for the three months ended September 30, 2021 was primarily due to the increase in research and development expenses, partially offset by the decrease in general and administrative expenses, noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the third quarter of 2021 as compared to prevailing interest rates during the same period in 2020.

Nine Months Ended September 30, 2021 and 2020

Research and development expenses for the nine months ended September 30, 2021 were $35.1 million compared to $22.9 million for the same period in 2020. The increase was primarily due to increased expenses related to clinical and pre-clinical studies, manufacturing for the company’s drug candidates, services provided by third-party consultants and stock-based compensation, partially offset by decreased expenses related to salaries and benefits.

General and administrative expenses for the nine months ended September 30, 2021 were $8.0 million compared to $8.5 million for the same period in 2020. The decrease was primarily due to decreased expenses related to salaries and benefits, stock-based compensation and legal services, partially offset by increased expenses related to insurance, professional fees and services provided by third-party consultants.

For the nine months ended September 30, 2021, Viking reported a net loss of $42.6 million, or $0.55 per share, compared to a net loss of $28.5 million, or $0.39 per share, in the corresponding period in 2020. The increase in net loss and net loss per share for the nine months ended September 30, 2021 was primarily due to the increase in research and development expenses, partially offset by the decrease in general and administrative expenses, noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the nine months ended September 30, 2021 as compared to prevailing interest rates during same period in 2020.

Balance Sheet as of September 30, 2021

At September 30, 2021, Viking held cash, cash equivalents and short-term investments of $216.1 million, compared to $248.4 million as of December 31, 2020.

Conference Call

Management will host a conference call to discuss the company’s third quarter 2021 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until November 10, 2021 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #10160763. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at

http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s second clinical candidate is VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. The company is also developing a wholly-owned series of novel dual agonists of the GLP-1 and GIP receptors, for the potential treatment of metabolic disorders.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding its preclinical programs, including those targeting dual incretin receptor agonists, and their prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK0214, VK5211, VK2809, and the company’s dual-incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking’s most recent periodic reports filed with the Securities and Exchange Commission, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	10,795	7,116	35,134	22,882
General and administrative	2,608	2,727	8,038	8,514
Total operating expenses	13,403	9,843	43,172	31,396
Loss from operations	(13,403)	(9,843)	(43,172)	(31,396)
Other income (expense):
Amortization of financing costs	35	(20)	(6)	(85)
Interest income, net	125	576	544	2,920
Realized gain on investments, net	—	(1)	—	14
Total other income, net	160	555	538	2,849
Net loss	(13,243)	(9,288)	(42,634)	(28,547)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	19	(379)	(116)	(58)
Comprehensive loss	$(13,224)	$(9,667)	$(42,750)	$(28,605)

Basic and diluted net loss per common share	$(0.17)	$(0.13)	$(0.55)	$(0.39)
Weighted-average shares used to compute basic and diluted net loss per share	78,009	72,643	76,908	72,496

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,264	$29,117
Short-term investments – available for sale	204,871	219,269
Prepaid clinical trial and preclinical study costs	7,235	7,276
Prepaid expenses and other current assets	915	442
Total current assets	224,285	256,104
Right-of-use assets	101	321
Deferred financing costs	88	48
Deposits	—	29
Total assets	$224,474	$256,502
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,852	$3,988
Other accrued liabilities	8,386	7,811
Lease liability, current	115	330
Total current liabilities	11,353	12,129
Lease liability, net of current portion	—	29
Total long-term liabilities	—	29
Total liabilities	11,353	12,158
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2021 and December 31, 2020; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2021 and December 31, 2020; 78,234,889 and 73,215,940 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	424,116	412,589
Accumulated deficit	(210,826)	(168,192)
Accumulated other comprehensive loss	(170)	(54)
Total stockholders’ equity	213,121	244,344
Total liabilities and stockholders’ equity	$224,474	$256,502

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com